Exhibit 10.12
PROPERTY & CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
EFFECTIVE JANUARY 1, 2009
issued to
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
WILKES-BARRE, PENNSYLVANIA
(hereinafter called the “Company”)
by
EMPLOYERS MUTUAL INSURANCE COMPANY
IOWA
(hereinafter called, with other participants, the “Reinsurers”)
Under the terms of this Contract the above Reinsurer agrees to assume severally and not jointly with other participants a 10.00% share
of the liability described in the attached Contract and, as consideration, the Reinsurer shall receive a 10.00% share of the premium named therein.
Signed in Des Moines, Iowa, this            day of                     , 2009,

EMPLOYERS MUTUAL INSURANCE COMPANY

BY

TITLE

PROPERTY & CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
EFFECTIVE JANUARY 1, 2009
issued to
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
WILKES-BARRE, PENNSYLVANIA
(hereinafter called the “Company”)
by
HANNOVER RUCKVERISCHERUNG AG
HANNOVER, GERMANY
(hereinafter called, with other participants, the “Reinsurers”)
Under the terms of this Contract the above Reinsurer agrees to assume severally and not jointly with other participants a 25.00% share
of the liability described in the attached Contract and, as consideration, the Reinsurer shall receive a 25.00% share of the premium named therein.
Signed in Hannover, Germany, this                 day of                     , 2009,

HANNOVER RUCKVERSICHERUNG AG

BY

TITLE

PROPERTY & CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
EFFECTIVE JANUARY 1, 2009
issued to
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
WILKES-BARRE, PENNSYLVANIA
(hereinafter called the “Company”)
by
TRANSATLANTIC REINSURANCE COMPANY
NEW YORK
(hereinafter called, with other participants, the “Reinsurers”)
Under the terms of this Contract the above Reinsurer agrees to assume severally and not jointly with other participants a 12.50% share
of the liability described in the attached Contract and, as consideration, the Reinsurer shall receive a 12.50% share of the premium named therein.
Signed in New York, New York, this day                of                     , 2009,

TRANSATLANTIC REINSURANCE COMPANY

BY

TITLE

and signed in Wilkes-Barre, Pennsylvania this                day of                          , 2009.

PENN MILLERS INSURANCE COMPANY AMERICAN MILLERS INSURANCE COMPANY

BY

TITLE

 1.
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
PROPERTY & CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
EFFECTIVE JANUARY 1, 2009

2.

ATTACHMENTS:
NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE USA (BRMA 35A)
NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE (BRMA 35B)
INFORMATION TECHNOLOGY HAZARDS CLARIFICATION CLAUSE

1.

PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
PROPERTY & CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
EFFECTIVE JANUARY 1, 2009
ARTICLE 1
BUSINESS COVERED
A. This Contract applies to all Loss Occurrences that occur with a date of Loss during the Term of this Contract and arising from those Policies, except as hereinafter excluded, classified by the Company as Property and Casualty, that are in force at the inception of, and written with a Policy period (new or renewal) effective during the term of this Contract (“Business Covered”).
B. For the purpose of this Contract, the term “Casualty Policies” shall mean the Company’s Policies covering General Liability (including Products), Automobile Liability (including Medical Payments, Uninsured Motorists and Underinsured Motorists, and statutory liability arising under Policies providing coverage in accordance with the laws of states taking jurisdiction over losses), Workers’ Compensation (including Employers’ Liability, Common Law Liability and Occupational Disease) Directors, Officers and Managers Liability/Directors and Officers Indemnity Business, Errors and Omissions, Crime, and Surety including Seedman Bonds, Employee Benefits Liability (covered on a claims-made basis) and the liability portion of Commercial Multi-Peril Policies.
C. The term “Policies”, whenever used herein, shall mean all binders, policies, contracts, certificates and other obligations, whether oral or written, of insurance or reinsurance that are Business Covered.
D. The reinsurance of all Business Covered hereunder shall be subject in all respects to the same risks, terms, clauses, conditions, interpretations, alterations, modifications, cancellations and waivers as the respective insurances (or reinsurances) of the Company’s Policies and the Reinsurer shall pay losses as may be paid thereon, subject to the liability of the Company and the terms and conditions of this Contract.
ARTICLE 2
COMMENCEMENT AND TERMINATION
A. This Contract shall incept at 12:01 a.m., Eastern Standard Time, January 1, 2009 and shall remain in force until 12:01 a.m., Eastern Standard Time, January 1, 2010.

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B. Should this Contract terminate while a Loss Occurrence is in progress, Reinsurers shall remain liable for all losses resulting from such Loss Occurrence as if the entire Loss had occurred during the term of this Contract.
ARTICLE 3
SPECIAL TERMINATION
A. The Company or the Reinsurer may terminate, or commute Obligations arising under this Contract in accordance with Paragraph C. below, upon the happening of any one of the following circumstances at any time by the giving of thirty (30) days prior written notice to the other party:
1. A party ceases active underwriting operations or a State Insurance Department or other legal authority orders the Reinsurer to cease writing business in all jurisdictions; or
2. The Reinsurer has filed a plan to enter into a Scheme of Arrangement or similar procedure. “Scheme of Arrangement” is defined as a legislative or regulatory process that provides a solvent Reinsurer the opportunity to settle its obligations with the Company either (i) without the Company’s unrestrained consent or (ii) prior to the Company having the ability to determine, with exact certainty, the actual amount of the obligations still outstanding and ultimately due to the Company; or
3. A party has: a) become insolvent, b) been placed under supervision (voluntarily or involuntarily), c) been placed into liquidation or receivership, or d) had instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or
4. A reduction in the Reinsurer’s surplus, risk based capital or financial strength rating occurs:
a. As respects Reinsurers domiciled in the United States of America, (i) the Reinsurer’s policyholders’ surplus (“PHS”) has been reduced by, whichever is greater, thirty percent (30%) of the amount of PHS at the inception of this Contract or thirty percent (30%) of the amount of PHS stated in its last filed quarterly or annual statutory statement with its state of domicile; or (ii) the Reinsurer’s total adjusted capital is less than two hundred percent (200%) of its authorized control level risk-based capital; or (iii) the Reinsurer’s AM Best’s insurer financial strength rating becomes less than “A-”.

3.

b. As respects Reinsurers domiciled outside the United States of
America, other than Lloyd’s Syndicates (i) the Reinsurer’s Capital & Surplus (“C&S”) has been involuntarily reduced by, whichever is greater, thirty percent (30%) of the published currency amount of C&S at the inception of this Contract or thirty percent (30%) of the published currency amount of C&S stated in its last filed financial statement with its local regulatory authority; or (ii) as respects Lloyd’s Syndicates, the Reinsurer’s total stamp capacity has been reduced by more than thirty percent (30%) of the amount of total stamp capacity which stood at the inception of this Contract. (This provision does not apply to any Lloyd’s Syndicate that voluntarily reduces its total stamp capacity.) or (iii) the Reinsurer’s AM Best’s insurer financial strength rating becomes less than “A-” or the Reinsurer’s Standard & Poor’s Insurance Rating becomes less than “BBB”. or
5. A party has entered into a definitive agreement to (a) become merged with, acquired or controlled by any company, corporation or individual(s) not controlling or affiliated with the party’s operations previously; or (b) directly or indirectly assign all or essentially all of its entire liability for obligations under this Contract to another party without the other party’s prior written consent; or
6. There is either:
a. a severance or obstruction of free and unfettered communication and/or normal commercial or financial intercourse between the United States of America and the country in which the Reinsurer is incorporated or has its principal office as a result of war, currency regulations or any circumstances arising out of political, financial or economic uncertainty; or
b. a severance (of any kind) of any two (2) or more of the following executives of the Reinsurer from active employment of the Reinsurer during the most recent forty five (45) day period: chief underwriting officer, chief actuary, chief executive officer or chief financial officer. This condition does not apply whenever the severance in employment is for the publicly announced purpose of the individual’s assuming within thirty (30) days a known position

4.

with another identified firm in the (re)insurance industry or related field.

5.

B. In the event the Company elects termination, the Company shall with the notice of termination specify that termination will be on a Run-Off basis or a Cut-Off basis. In the event that the Company elects to Cut-Off and thus relieve the Reinsurer for losses occurring subsequent to the Reinsurer’s specified termination date, the Reinsurer shall within thirty (30) days of the termination date return the liability for the unearned portion of any ceded premium paid hereunder, calculated as of the termination date, and cash in that amount (less any applicable ceding commission allowed thereon) and the minimum premium provisions, if any, shall be waived. If the Company elects “Run-Off’, the Reinsurer shall remain liable to the Company under this Contract with respect to losses arising from policies placed into effect and ceded hereunder with effective dates (new or renewal policy period) prior to the termination date until those policies naturally expire, are cancelled or non-renewed or their next annual anniversary, provided such period shall not exceed eighteen (18) months from the date of termination elected under this Article.
C. If both parties agree to commute, then within sixty (60) days after such agreement, the Company shall submit a statement of valuation of the total of the net present value (“capitalized”) of the ceded (1) Net Loss Reserves, (2) Loss Adjustment Expense Reserves, and (3) unearned premium reserve, after deduction for any ceding commission allowed thereon, (the “Valuation Statement”). If agreement cannot be reached, the effort can be abandoned or alternately the Company and the Reinsurers may mutually appoint an actuary or appraiser to investigate, determine the capitalized value of the reserves to be returned to the Company. Such actuary shall be an independent and neutral actuary, Casualty Actuarial Society, experienced in such matters and the mutually agreed actuary shall render a decision. In the event that the Company and the Reinsurer are unable to agree upon a single actuary within thirty (30) days, the parties shall ask the then current President of the Casualty Actuarial Society to appoint an actuary with those qualifications within another thirty (30) days. The decision of the actuary will be final and binding on both parties. The Company and the Reinsurer shall share equally the fees and expenses of the actuary. Upon payment of the amount so agreed or determined by the actuary to the Company, the Reinsurer and the Company shall each be completely released from all liability to each other under this Contract.

6.

ARTICLE 4
EXCLUSIONS
This Contract shall not cover:
A. As respects all classes of Business Covered hereunder:
1. Reinsurance treaty business, including pro rata and excess of Loss, assumed by the Company, but not to include business from affiliated companies;
2. Business written on a co-indemnity basis not controlled by the Company;
3. Loss or liability excluded by the provisions of the “Nuclear Incident Exclusion Clause — Liability — Reinsurance (BRMA 35A)” and “Nuclear Incident Exclusion Clause — Physical Damage — Reinsurance (BRMA 35B)” attached to and forming part of this Contract;
4. Liability assumed by the Company as a member of a Syndicate, Pool or Underwriting Association; however, this does not apply to participation in assigned risk plans;
5. Any liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part;
6. Financial Guarantee and Insolvency;
7. Loss resulting from an act of certified or non-certified terrorism that involves the use, release, or escape of nuclear materials, or directly or indirectly results in nuclear reaction or radiation or radioactive contamination; or that is carried out by means of the dispersal or application of pathogenic or poisonous biological or chemical materials that are released;

7.

8. Regarding interests which at time of Loss or damage are on shore, any Loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.
     This War Exclusion Clause shall not however, apply to interest which at time of Loss or damage are within the territorial limits of the United States of America (comprising the fifty (50) states of the Union and the District of Columbia and including Bridges between the U.S.A. and Mexico, provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under Policies, endorsements, or binders containing a standard war or hostilities or warlike operations exclusion clause.
B. As respects all Property classes of Business Covered hereunder:
1. Damage to growing and standing crops, not to include nursery stock for wholesale or retail, and not to include crops, including mushrooms, growing in a building;
2. Policies of excess of Loss reinsurance;
3. Policies classified as Personal Accident, Health, Workers’ Compensation, Bodily Injury Liability (including Medical Payments), Property Damage Liability, Fidelity, Surety, Boiler and Machinery, Plate Glass and similar classes of insurance or reinsurance customarily written by casualty insurance companies, except for such perils as may be included under the Property Section of Multiple Peril Policies;
4. Flood, except under Transportation or other Inland Marine or Multiple Peril Policies or under Automobile Physical Damage Policies or written as a part of the General Property Form or the Special Property Form;
5. Seepage and/or Pollution as per original Policies;
     Furthermore, Reinsurers agree that this exclusion does not apply to over spraying of anhydrous ammonia, fertilizers

8.

and agriculture chemicals;
6. Information Technology Hazard Clarification (NMA 2912);
7. Transmission and Distribution Lines and their supporting structures other than those on or within one thousand (1,000) feet of the insured premises.
C. As respects all Casualty classes of Business Covered hereunder, (including Workers’ Compensation and Employers’ Liability):
1. Umbrella Liability business;
2. Public Utilities;
3. Manufacture, handling, transit or use of explosives; unless incidental to routine Agriculture operation;
4. Manufacture of liquid petroleum gas or petroleum;
5. All mining operations;
6. Buses other than buses used to transport employees of the Insured or property;
7. Pharmaceutical and Medical Device Manufacturers;
8. Loss or liability, whether direct or indirect, arising from the hazard of asbestos including the manufacturing, mining, storage, distribution, transportation, fabrication, installation or removal of asbestos or products containing asbestos;
9. Operation, navigation, or handling of ships, or vessels owned by the Insured other than:
a. Yachts, small pleasure crafts, sports fishing vessels, and
b. Vessels operating exclusively in inland and/or coastal waters where legal liability on such vessels is incidental to the coverage provided either under a general liability Policy or under a comprehensive form of Policy;

9.

10. Ownership, maintenance or use of aircraft and aircraft flight operations, but this exclusion does not apply to Workers’ Compensation/Employers’ Liability coverage;
11. Repair, cleaning or demolition of any vessel or barge used as a petroleum tanker;
12. Loss or liability excluded by the Standard Pollution Exclusion(s) promulgated by the Insured Services Office for both Commercial General Liability and Commercial Automobile Liability Policies;
Notwithstanding the above, the Reinsurers agree that this exclusion shall not apply to original Policies written in any state where the Standard ISO Pollution Exclusion(s) have not been approved or are not permitted to be included in or attached to original Policies.
Further, the Reinsurers agree that this exclusion shall not apply in any case where the Company has attached the Standard ISO Pollution Exclusion(s) to an original Policy but has sustained a Loss as a result of that exclusion being deemed invalid or inapplicable by a court of law.
Notwithstanding all of the foregoing, Reinsurers agree that this exclusion does not apply to environmental restoration coverage provided under an MCS-90 Endorsement attached to a commercial automobile Policy written in accordance with the Motor Carrier Act of 1980.
Furthermore, Reinsurers agree that this exclusion does not apply to over spraying of anhydrous ammonia, fertilizers and agricultural chemicals, nor shall this exclusion apply to operations involving anhydrous ammonia, liquefied petroleum gas (LPG), or propane (including the transportation thereof) where the Company has attached the Solutions 2000 Liability PMAG-16 (01 05) Pollution Exclusion Amendment to an original Policy. Furthermore, this exclusion does not apply to pollutants from mobile equipment where the Company has attached the Solutions 2000 Liability PMAG-16 (01 05) Pollution Exclusion Amendment to an original Policy.
Furthermore, Reinsurers agree that this exclusion does not apply to operations meeting all standards of any statute, ordinance, regulation or license requirement of any federal, state or local government which apply to those operations, where the Company has attached the Solutions 2000 Liability PMAG — 04 (07 98) “Pesticide or Fertilizer Applicator Amended Exclusions with Amendment of Limits of Insurance”

10.

to an original policy. Furthermore, this exclusion does not apply to fields on which the insured, or any contractor or subcontractor working on the behalf of the insured, is performing operations, where the Company has attached the Solutions 2000 Liability PMAG — 04 (07 98) “Pesticide or Fertilizer Applicator Amended Exclusions with Amendment of Limits of Insurance” to an original Policy.
13. Products guarantee and/or recall and/or integrity impairment when written as such;
14. Nursing Homes;
15. All Workers’ Compensation business classified by the Company as Employee Leasing Corporations, Professional Employment Organizations (PEO’s), Temporary Agencies, Police, Firefighters and EMT Workers, whether professional or volunteer;
16. Blasting;
17. Policies issued as excess coverage, other than insurance or over a self-insured retention;
18. Manufacturing of fireworks, fuses, nitroglycerine, celluloid and pyroxylin;
19. Concerns when engaged in the demolition of buildings more than three (3) stories in height;
20. Operation of animal shows, riding academies, circuses, carnivals, amusement parks or amusement devices;
21. Municipalities, when written as such, but this exclusion does not apply as respects:
a. School districts;
b. Municipally-owned buildings or properties;
c. Municipalities named as an additional insured;
22. Auto Liability
a. As a taxicab, public livery or bus;
b. Public emergency vehicles such as fire trucks or police cars;
c. Ambulances;
d. Rent-a-car and leasing operations;
e. Vehicles carrying passengers for hire or reward;

11.

f. Automobiles used in organized speed contests including but not limited to racing, rallies, and speed trials;
g. As a long haul public freight carrier or common carrier, except for incidental hauling of goods of others;
h. However, if any risks falling within the scope of the above exclusions are assigned to the Company under an Assigned Risk Plan, the coverage afforded by this Contract shall apply to such risks, but only for the Policy limits prescribed by said Automobile Assigned Risk Plan;
23. Products Liability
a. The manufacture, sale or retail or wholesale distribution of aircraft, aircraft parts;
b. The manufacture of extracts drugs, medicines, cosmetics or hair, scalp or skin preparations;
c. The manufacture of automobiles, buses, trucks and trailers, recreational vehicles, motorcycles or the manufacture of components critical to vehicle safety;
d. Products liability written without an annual aggregate limit;
24. Malpractice or Professional Liability, except
a. Druggists’ Liability;
b. Printers’ Liability;
c. Barbers’ and Beauticians’ Liability; (including nail salons);
d. Agricultural Consultants’ Liability;
e. Funeral Directors’ or Morticians’ Professional Liability;
f. Pastoral Professional Liability written in conjunction with a liability risk;
g. Incidental malpractice written in conjunction with a liability risk;
h. Opticians;
i. Hearing Aid Providers;
j. Florists.
25. Bridge Construction—when over three stories, over navigable waters, or over one hundred (100) feet in length.
26. Construction or maintenance of tunnels or subways more

12.

than fifty (50) feet in length, dams, levees, cofferdams (except dams and levees constructed on farm premises which are incidental to farm operations), or with respect to business classified as commercial business, towers over two (2)stories high.
27. Elevator construction and installation, except construction or installation of Grain Elevator facilities or related equipment.
28. Occupational Accident when written as such.
29. Applies to Workers Compensation, and not Commercial General Liability Coverage:
Risks having maritime exposures or exposures including but not limited to:
i. Risks subject to the U.S. Longshoremen’s and Harborworker’s Act (except incidental which is defined as less than ten percent (10%) of Workers Compensation policy premium);
ii. Operation of docks, quays, wharves, or drydocks;
iii. Operations subject to Jones Act;
iv. Operations subject to the Outer Continental Shelf Act work.
30. Roofing contractors
31. Scaffolding installations (except residential and commercial up to three stories).
32. Tower, steeple, chimney, or shaft construction and work.
33. Any exclusion listed above (other than A(3), A(4), A(5), A(6), A(8), B(3), B(4), B(5), C(7), C(8), C(12), C(14), C(15)), shall be automatically waived as respects a Policy issued by the Company on a risk with respect to which only a minor or incidental part of the operations covered involves the exclusion. An incidental part of an insured’s regular operations shall mean not greater than ten percent (10%) of the insured’s regular operations.
34. If the Company, without the knowledge and consent of its Home Office, is bound on a risk excluded above (other than Exclusions A(3) Nuclear Incident Exclusion Clause — Liability and Physical Damage — Reinsurance A(4) Syndicate, Pool or

13.

Underwriting Association, A(5) Insolvency Funds Exclusion, A(6) Financial Guarantee and Insolvency, A(8) War, B(3) Property Damage Seepage and/or Pollution Exclusion Clause, B(4) Flood, B(5) Seepage and/or Pollution, C(7) Pharmaceutical and Medical Device Manufacturers, C(8) Asbestos Exclusion Clause, C(12) Casualty Pollution Exclusion Clause, C(14) Nursing Homes, and C(15) Workers Compensation Business), such risk shall be covered hereunder until the Company receives knowledge thereof. The Company agrees to use due diligence in canceling such risk immediately after knowledge thereof is received by its Home Office. However, if any state regulatory authority or the laws or regulations of any state prohibit the Company from canceling a risk for any reason, such risk shall remain covered hereunder until the Company is permitted to cancel the risk by the regulatory authority or the applicable laws or regulations. However, not to exceed eighteen (18) months.
ARTICLE 5
WARRANTY
     For the purposes of this Contract, the Company warrants that the maximum Policy limits are as follows:
Commercial General Liability
Two million dollars ($2,000,000) each Loss Occurrence or so deemed.
Four million dollars ($4,000,000) Products-Completed Operation Aggregate Limit or so deemed.
Business Automobile Liability
One million dollars ($1,000,000) Combined Single Limit or so deemed.
Directors, Officers and Managers Liability
Directors and Officers Indemnity
One million dollars ($1,000,000)/one million dollars ($1,000,000)/one million dollars ($1,000,000) or so deemed.
Workers’ Compensation and Employers’ Liability
     For the purpose of determining the amount of Loss sustained by the Company for accidents under Workers’ Compensation and Employers’ Liability, it is deemed that the amount of Loss applicable to any one employee under this Contract

14.

shall not exceed seven million five hundred thousand dollars ($7,500,000).
ARTICLE 6
GENERAL CONDITIONS
A.	Property Business

As respects to all Property business, the following general conditions shall apply:
—	The Company shall be the sole judge of what constitutes “one risk” and the Probable Maximum Loss applicable to such risk.
B.	Casualty Business

As respects to all Casualty business, the following general conditions shall apply:
—	As respects Occupational Disease, retention and limit applies to each employee.

—	Recoveries from the Minnesota Workers’ Compensation Reinsurance Association shall inure to the benefit of Reinsurers hereunder.

—	Employee Benefits Liability and Directors, Officers and Managers business covered on a claims made basis.
ARTICLE 7
RETENTION AND LIMIT
A.	Property Business
     As respects to all Property business, the Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for one hundred percent (100%) of the excess Net Loss above an initial Net Loss to the Company of five hundred thousand dollars ($500,000) but the Reinsurers shall not be liable for more than five hundred thousand dollars ($500,000) of Net Loss in each and every Risk in each and every Loss Occurrence, nor shall Reinsurers be liable for more

15.

than one million five hundred thousand dollars ($1,500,000) of Net Loss in excess Loss from any one Loss Occurrence.

B.	Casualty Business
     As respects to all Casualty business, the Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for one hundred percent (100%) of the excess Net Loss above an initial Net Loss to the Company of five hundred thousand dollars ($500,000) but the Reinsurers shall not be liable for more than five hundred thousand dollars ($500,000) of Net Loss each and every Loss Occurrence.
C.	Basket Retention
     As respects a combination Property and Casualty loss, the following additional coverage shall apply:
Five hundred thousand ($500,000) Net Loss, each Loss Occurrence in excess of five hundred thousand ($500,000) Net Loss, each Loss Occurrence.

It is agreed, however, that no more than one Property risk shall be included in any such combination accident or occurrence.

Coverage under paragraphs A and B shall inure to coverage under Paragraph C.

Notwithstanding the foregoing, it is further understood and agreed that as respects Property losses in no event shall the Reinsurers be liable for more than one million five hundred thousand dollars ($1,500,000) of Net Loss from any one Loss Occurrence.

D.	Terrorism
1. The Reinsurers shall be liable to, indemnify and reinsure the Company for one hundred percent (100%) of the Company’s Net Loss involving any Act of Terrorism, irrespective of the number and kinds of perils involved, for one hundred percent (100%) of the excess Net Loss above an initial Net Loss to the Company of five hundred thousand dollars ($500,000) each and every Loss Occurrence; but the Reinsurers shall not be liable for more than five hundred thousand dollars ($500,000) of Net Loss for each Loss Occurrence, and not more than five hundred thousand dollars ($500,000) of Net Loss during the term of this Contract.

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2. An “Act of Terrorism” shall mean any act, including both Certified Acts of Terrorism in accordance with the Terrorism Risk Insurance Act of 2002, the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”), and any subsequent extension and those not so certified, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of any political, religious, ideological, or similar purpose to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:
a. involves violence against one or more persons; or
b. involves damage to property; or
c. endangers life other than that of the person committing the action; or
d. creates a risk to health or safety of the public or a section of the public; or
e. is designed to interfere with or to disrupt an electronic system; or
f. involves Loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any Act of Terrorism.
     Loss or damage occasioned by riot, strikes, civil commotion, vandalism or malicious mischief as those terms have been interpreted by United States Courts to apply to insurance Policies shall not be construed to be an “Act of Terrorism”.
E.	Mold
     As respects to all Net Loss arising from Mold, the Reinsurers shall be liable for one hundred percent (100%) of the Company’s excess Net Loss above an initial Net Loss to the Company of five hundred thousand dollars ($500,000) from Mold, as such term is defined in the Company’s Policy, but the Reinsurers shall not be liable for more than five hundred thousand dollars ($500,000) for all Net Loss arising from Mold during the term of the Contract.

17.

ARTICLE 8
PREMIUM
A. The premium payable to Reinsurers shall be calculated by applying a rate of seven point zero percent (7.0%) to the Company’s subject matter premium income.
B. The term “Subject Matter Premium Income” shall mean the Company’s gross net premiums earned on the Business Covered hereunder less premiums paid on reinsurance, if any, recoveries under which would reduce the Net Loss to this Contract.
C. The Company shall pay the Reinsurers a deposit premium of six million one hundred seventy six thousand four hundred fifty two dollars ($6,176,452), in four (4) equal installments of one million five hundred forty four thousand one hundred thirteen dollars ($1,544,113) each on January 1, April 1, July 1 and October 1, 2009. As promptly as possible, however no longer than sixty (60) days, after the termination of this Contract, the Company shall render a report to the Reinsurers showing the actual reinsurance premium due hereunder, calculated as provided in Paragraph A. of this Article; and, if the premium so calculated is greater than the previously paid deposit premium, the balance shall be remitted by the Company with its report. However, in no event shall the premium to the Reinsurers for the Contract be less four million nine hundred forty one thousand one hundred sixty one dollars ($4,941,161).
ARTICLE 9
DEFINITION OF LOSS OCCURRENCE (Property)
A. The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or Loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of one hundred sixty eight (168) consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:
1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of seventy two (72) consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces

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contiguous thereto.
2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of seventy two (72) consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of seventy two (72) consecutive hours may be extended in respect of individual losses which occur beyond such seventy two (72) consecutive hours during the continued occupation of an insured’s premises by strikers, provided such occupation commenced during the aforesaid period.
3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of one hundred sixty eight (168) consecutive hours may be included in the Company’s “Loss Occurrence”.
4. As regards “Freeze”, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s “Loss Occurrence”.
5. As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in A(2) and A(3) above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which commence during any period of one hundred sixty eight (168) consecutive hours within a one hundred (100) mile radius of any fixed point selected by the Company where a claim has actually been made may be included in the Company’s “Loss Occurrence.” However, an individual Loss subject to this subparagraph cannot be included in more than one Loss Occurrence.
B. For all “Loss Occurrences”, other than those referred to in A(2) of this Article, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the Occurrence of the first recorded individual Loss sustained by the Company arising out of that disaster, accident or Loss and provided that only one such period of one hundred sixty eight (168) consecutive hours shall apply with

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respect to one event except for any “Loss Occurrences” referred to in A(1) of this Article where only one such period of seventy two (72) consecutive hours shall apply with respect to one event.
C. As respects those “Loss Occurrences” referred to in A(2) of this Article, if the disaster, accident or Loss occasioned by the event is of greater duration than seventy two (72) consecutive hours, then the Company may divide that disaster, accident or Loss into two (2) or more “Loss Occurrences” provided no two (2) periods overlap and no individual Loss is included in more than one such period and provided that no period commences earlier than the date and time of the Occurrence of the first recorded individual Loss sustained by the Company arising out of that disaster, accident or Loss.
D. No individual losses occasioned by an event that would be covered by seventy two (72) hours clauses may be included in any “Loss Occurrence” claimed under the one hundred sixty eight (168) hours provision.
ARTICLE 10
DEFINITION OF LOSS OCCURRENCE (Casualty)
A. Except as otherwise provided herein, the term “Loss Occurrence” or “Occurrence” means an accident, incident, disaster, casualty, error, omission, wrongful act or happening, or series of accidents, incidents, disasters, casualties, errors, omissions, wrongful acts or happenings arising out of or following on one event. Except where specifically provided otherwise in this Contract, each Loss Occurrence shall be deemed to take place in its entirety as of the earliest date of Loss as determined by any Policy responding to the Loss Occurrence. Any claims made under an extended reporting period endorsement or any other extended reporting and/or discovery period shall for the purposes of this Contract be considered to be made on the last day of the Policy period immediately preceding the extended reporting and/or discovery period.
B. If only one Policy is involved in a Loss Occurrence, then the date of Loss shall be as determined under that Policy. However, for the purpose of this Contract when claims-made and/or losses discovered and/or Occurrence and/or accident Policies are involved in the same Loss Occurrence with other claims-made and/or losses discovered and/or Occurrence and/or accident Policies, the date of Loss for the Loss Occurrence shall be determined as follows:
1. If an Occurrence or accident Policy is identified as being involved, then the date of “Loss” shall be the date as determined under the Occurrence or accident Policy; or
2. If no Occurrence or accident Policy is identified as being involved,

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then the date of the “Loss Occurrence” shall be the date the first claim is made or discovered under a claims-made or losses discovered Policy. If the first claim from a Loss Occurrence is made under an extended reporting period endorsement, the date of Loss for the Loss Occurrence shall be the date the first claim is made. If after ten (10) years from the expiration date of this Contract, the Company identifies an Occurrence Policy, the date of Loss for all claims-made and losses discovered Policies shall remain as first established.
C. Continuous or Repeated Injurious Exposure. As respects liability (bodily injury and property damage) other than Automobile and Products, and at the option of the Company, the term “Loss Occurrence” as used in this Contract shall also mean the sum of all damages for bodily injury and property damage sustained by each insured during a Policy period arising out of a continuous or repeated injurious exposure to substantially the same general conditions. For purposes of this definition, the date of Loss shall be deemed to be the inception or renewal date of the Policy to which payment of the Loss is charged.
D. Products. As respects Products liability, and at the option of the Company, the term “Loss Occurrence” as used in this Contract shall also mean the sum of all damages for bodily injury and property damage sustained by each insured during a Policy period arising out of the use of the same kind of product made or produced by the same manufacturer or producer. For purposes of this definition, the date of Loss shall be deemed to be the inception or renewal date of the Policy to which payment of the Loss is charged.
E. Occupational Disease or Cumulative Injury. An Occupational Disease Or Cumulative Injury suffered by an employee shall also be deemed to be a “Loss Occurrence” within the meaning of this Contract, and each case of an employee contracting such disease or cumulative injury shall be considered as constituting a separate and distinct Occurrence.
F. The date of Loss on which the Company has sustained an Occupational Disease or Cumulative Injury Loss, as respects each employee, shall be deemed to be the date of Loss under the original Policy as determined by the Company.
G. As respects two (2) or more occupational disease losses of one specific kind or class or cumulative injury losses of one specific kind or class suffered by one or more employees of one insured during the same Policy period, the date of any Loss Occurrence shall be deemed to be the inception, anniversary or renewal date of the Policy under which such Loss or losses are covered (or if such losses arise under two (2) or more Policies, the inception, anniversary or renewal date of

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the Policy chosen by the Company).
H. “Occupational Disease” shall mean any bodily injury (including resulting death) or disease suffered by an employee which fulfills all of the following conditions:
1. It is not traceable to a definite compensable accident occurring during the employee’s present or past employment;
2. It is not traceable to an event of twenty four (24) hours or less in duration;
3. It has been caused by exposure to conditions present in the workers’ occupational environment;
4. It has resulted in a disability or death.
I. “Cumulative Injury” means any bodily injury (including resulting death) or disease suffered by an employee which fulfills all of the following conditions:
1. It is not traceable to a definite compensable accident occurring during the employee’s present or past employment;
2. It is not traceable to an event of twenty four (24) hours or less in duration;
3. It has occurred from, and has been aggravated by, a repetitive employment-related activity.
J. “Loss” means the amount of Loss or liability paid by the Company to or on behalf of its policyholder under the Policies.
K. For purposes of this Contract, the term “Policy Period” shall mean a separate Policy period of twelve (12) months or less commencing at the inception, anniversary or renewal date of a Policy.
ARTICLE 11
NET LOSS
A. The term “Net Loss” shall mean the actual Loss sustained by the Company from Business Covered hereunder including (i) sums paid in settlement of claims and suits and in satisfaction of judgments, (ii) prejudgment interest when

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added to a judgment, (iii) ninety percent (90%) of any Extra-Contractual Obligations (iv) ninety percent (90%) of any Losses Excess of Policy Limits, and (v) any interest on judgments other than prejudgment interest when added to a judgment. In the event that the Company’s original Policies and/or specific coverage parts of their original Policies are issued on a cost inclusive basis, such loss adjustment expenses shall be included within the Company’s Net Loss for the purposes of recovery hereunder.
B. All salvages, recoveries, payments and reversals or reductions of verdicts or judgments whether recovered, received or obtained prior or subsequent to loss settlement under this Contract, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the Net Loss. Nothing in this Article shall be construed to mean losses are not recoverable until the Net Loss to the Company finally has been ascertained.

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C. All Loss Adjustment Expenses paid by the Company as a result of Net Losses covered hereunder shall be divided between the Company and the Reinsurers, without regard to the limit of this Contract, in proportion to their share of the Net Loss. “Loss Adjustment Expenses” shall mean and include but not be limited to: (i) expenses sustained in connection with adjustment, defense, settlement and litigation of claims and suits, satisfaction of judgments, resistance to or negotiations concerning a Loss (which shall include the expenses and the pro rata share of the salaries of the Company’s field employees according to the time occupied in adjusting such Loss and the expenses of the Company’s employees while diverted from their normal duties to the service of field adjustment but shall not include any salaries of officers or normal overhead expenses of the Company), (ii) legal expenses and costs incurred in connection with coverage questions regarding specific claims and legal actions, including Declaratory Judgment Expenses, connected thereto, (iii) all interest on judgments other than prejudgment interest when added to a judgment except when included in Net Loss, and (iv) expenses sustained to obtain recoveries, salvages or other reimbursements, or to secure the reverse or reduction of a verdict or judgment.
D Notwithstanding the preceding paragraph (C), Loss Adjustment Expenses as defined are covered on a pro rata basis with the exception of Directors, Officers and Managers business, as classified by the Company as such, where Loss Adjustment Expenses will be included as part of the Net Loss, subject to a limit of the original Policy.
E. “Declaratory Judgment Expenses” as used in this Contract shall mean legal expenses paid by the Company in the investigation, analysis, evaluation, resolution or litigation of coverage issues between the Company and its insured(s), under Policies reinsured hereunder, for a specific Loss or losses tendered under such Policies, which Loss or losses are not excluded under this Contract.
F. In the event there are any recoveries, salvages, or reimbursements recovered subsequent to a loss settlement, or in the event a verdict or judgment is reversed or reduced, Loss Adjustment Expenses incurred in obtaining the recovery, salvage or reimbursement or in securing the reduction or reversal shall be divided between the Company and the Reinsurers in proportion to their share of the benefit therefrom, with the expenses incurred up to the time of the loss settlement or the original verdict or judgment being divided in proportion to the share of the Company and the Reinsurers in the original loss settlement or verdict or judgment.
ARTICLE 12
EXTRA-CONTRACTUAL OBLIGATIONS/LOSS EXCESS OF POLICY LIMITS
A. “Extra-Contractual Obligations” means those liabilities not covered under any other provision of this Contract, other than Loss Excess of Policy Limits, including but not limited to compensatory, consequential, punitive, or

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exemplary damages together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of the Company in the handling, adjustment, rejection, defense or settlement of a claim under a Policy that is the Business Covered.
B. “Loss Excess of Policy Limits” means any amount of Loss, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company in excess of its Policy Limits, but otherwise within the coverage terms of the Policy, arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of the Company in the handling of a claim under a Policy or bond that is the Business Covered, in rejecting a settlement within the Policy Limits, in discharging a duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action. For the avoidance of doubt, the decision by the Company to settle a claim for an amount within the coverage of the Policy but not within the Policy Limit when the Company has reasonable basis to believe that it may have legal liability to its insured or assignee or other third party on the claim will be deemed a Loss Excess of Policy Limits. The Company will provide Reinsurers an explanation relating to the Company’s motivation for settlement and use its best efforts to obtain the Reinsurers’ prior counsel and concurrence in the Company’s action. A reasonable basis shall mean it is more likely than not a trial would result in a verdict excess of the Policy Limits, in the opinion of counsel assigned to defend the insured or otherwise retained by the Company.
C. An Extra-Contractual Obligation or a Loss Excess of Policy Limits shall be deemed to have occurred on the same date as the Loss covered under the Company’s original Policy and shall be considered part of the original Loss (subject to other terms of this Contract.)
D. Neither an Extra-Contractual Obligation nor a Loss Excess of Policy Limits shall include a Loss incurred by the Company as the result of any fraudulent or criminal act directed against the Company by any officer or director of the Company acting individually or collectively or in collusion with any other organization or party involved in the presentation, defense, or settlement of any claim under this Contract.
E. Recoveries, whether collectible or not, including any retentions and/or deductibles, from any other form of insurance or reinsurance which protect the Company against any Loss or liability covered under this Article shall inure to the

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benefit of the Reinsurers and shall be deducted from the total amount of any Extra- Contractual Obligation and/or Loss Excess of Policy Limits in determining the amount of Extra-Contractual Obligation and/or Loss Excess of Policy Limits that shall be indemnified under this Article.
F. The Company shall be indemnified in accordance with this Article to the extent permitted by applicable law.
ARTICLE 13
TERRORISM RECOVERY
A. As respects the Insured Losses of the Company for each Program Year, to the extent the Company’s total reinsurance recoverables for Insured Losses, whether collected or not, when combined with the financial assistance available to the Company under the Act exceeds the aggregate amount of Insured Losses paid by the Company, less any other recoveries or reimbursements, (the “Excess Recovery”), a share of the Excess Recovery shall be allocated to the Company and the Reinsurer. The Company’s share of the Excess Recovery shall be deemed to be an amount equal to the proportion that the Company’s Insured Losses bear to the Insurer’s total Insured Losses for each Program Year. The Reinsurer’s share of the Excess Recovery shall be deemed to be an amount equal to the proportion that the Reinsurer’s payment of Insured Losses under this Contract bears to the Company’s total collected reinsurance recoverables for Insured Losses. The Company shall provide the Reinsurer with all necessary data respecting the transactions covered under this Article.
B. The method set forth herein for determining an Excess Recovery is intended to be consistent with the United States Treasury Department’s construction and application of Section 103 (g)(2) of the Act. To the extent it is inconsistent, it shall be amended to conform with such construction and application, nevertheless the Company shall be the sole judge as to the allocation of TRIA Recoveries to this or to other reinsurance Contracts.
C. “Act” as used herein shall mean the Terrorism Risk Insurance Act of 2002, the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) and any subsequent amendment thereof or any regulations promulgated thereunder. “Company” shall have the same meaning as “Insurer” under the Act and “Insured Losses”, and “Program Year” shall follow the definitions as provided in the Act.
ARTICLE 14
NET RETAINED LINE

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A. This Contract applies only to that portion of any insurance or reinsurance which the Company retains net for its own account and, in calculating the amount of any Loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only Loss or losses in respect of that portion of any insurance or reinsurance which the Company retains net for its own account shall be included.
B. It is agreed, however, that the amount of the Reinsurers’ liability hereunder in respect of any Loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other Reinsurers or otherwise.
C. Intercompany reinsurance among the companies collectively called the “Company” shall be entirely disregarded for all purposes of this Contract.
D. Permission is hereby granted the Company to carry (i) underlying reinsurance and (ii) layers of catastrophe reinsurance both below and above this layer of coverage and recoveries made on the latter shall be disregarded for all purposes of this Contract and shall inure to the sole benefit of the Company.
ARTICLE 15
NOTICE OF LOSS AND LOSS SETTLEMENT
A. The Company shall advise the Reinsurers promptly of all losses which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurers. Inadvertent omission or oversight in giving such notice shall in no way affect the liability of the Reinsurers. However, the Reinsurers shall be informed of such omission or oversight promptly upon its discovery.
B. Prompt notice shall be given to the Reinsurers by the Company on any Loss Occurrence wherein the Company’s reserve exceeds fifty percent (50%) of the Company’s Loss retention. In addition, the Company shall promptly advise the Reinsurer of all bodily injury losses involving the following major injuries:
1.	Fatality.

2.	Spinal Cord Injuries (quadriplegia, paraplegia).

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3.	Brain Damage (seizure, coma or physical/mental impairment).

4.	Severe Burn Injuries resulting in Disfigurement or Scarring.

5.	Total or Partial Blindness in one or both Eyes.

6.	Amputation of a Limb or Multiple Fractures.

7.	Major Organ (such as heart, lungs).

8.	Permanent disability.

9.	Sexual molestation or abuse.
C. The Company shall have the right to settle all claims under its Policies. All loss settlements made by the Company, whether under strict Policy conditions or by way of compromise, that are the Business Covered and that are not an Ex-gratia Settlement shall be final and binding subject to the liability of the Company and the terms and conditions of this Contract. The Reinsurer shall follow the liability of the Company (to the extent provided in this Contract) and shall pay or allow, as the case may be, its share of each such settlement in accordance with this Contract all amounts for which it is obligated as soon as possible, but not later than ten (10) business days, of being furnished by the Company with reasonable evidence of the amount due. Reasonable evidence of the amount due shall consist of a certification by the Company, accompanied by proof of Loss documentation the Company customarily presents with its claims payment requests, that the amount requested to be paid and submitted by the certification, is, upon information and belief, due and payable to the Company by the Reinsurers under the terms and conditions of this Contract.
ARTICLE 16
COMMUTATION (As respects Workers’ Compensation claims)
A. No later than eighty four (84) months following the termination of this Contract, the Company will submit a statement to the Reinsurers listing amounts paid, and reserves, in respect of the excess portion of all known Workers’ Compensation claims which occurred during the term of this Contract and which are not finally settled and are likely to result in claims under this Contract. This statement will form the basis of a final agreed present value for the excess portion of all such losses reinsured under this Contract should both parties mutually agree to commute the Workers’ Compensation coverage part of this Contract.

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B. In determining the present value of said losses in excess of the retention, the Company will first calculate the undiscounted value excess of the retention, subject to the maximum amount of liability as provided in the Contract. The Company will then calculate the present value of that portion of the undiscounted Loss that exceeds the retention for those losses in accordance with generally accepted actuarial practices.
C. If, upon receipt of such statement from the Company, there is mutual agreement between the Company and the Reinsurers as to the present value of said losses, the Reinsurers will pay the agreed amount in excess of the retention and subject to the maximum amount of liability as provided in each layer of coverage provided within this Contract. In the absence of mutual agreement as to the present value of said losses, the sole remedy to resolve disputes involving the determination of the present value of said losses will be as follows.
D. The Reinsurers, or the Company, will request in writing that any difference be settled by a panel of three (3) actuaries, one to be chosen by each party and the third by the two (2) so chosen.
E. If either party refuses or neglects to appoint an actuary within thirty (30) days after the Reinsurers’ or Company’s request in writing that the differences be settled by a panel of three (3) actuaries, the other party will appoint two (2) actuaries. All the actuaries will be regularly engaged in the evaluation of Workers’ Compensation claims and will be Fellows of the Casualty Actuarial Society or of the American Academy of Actuaries. None of the actuaries will be under the control of either party to this Contract.
F. Each party will submit its case to the actuary within thirty (30) days of the appointment of the third actuary. The decision in writing of any two (2) actuaries, when filed with the parties hereto, will be final and binding on both parties. The expense of the actuaries and of the commutation will be equally divided between the two (2) parties. Said commutation will take place in Wilkes Barre, Pennsylvania, unless some other place is mutually agreed upon by the Company and the Reinsurers.
G. The Reinsurers’ proportion of the amounts so determined will be considered the amount of Loss hereunder, and the payment thereof by the Reinsurers will constitute a complete release of the Reinsurers of their liability for such Loss or losses.
ARTICLE 17
ERRORS AND OMISSIONS

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     Inadvertent delays, errors or omissions made by the Company in connection with this Contract shall not relieve the Reinsurer from any liability which would have attached had such error or omission not occurred, provided always that such error or omission shall be rectified as soon as possible, provided that the liability of the Reinsurer shall not extend beyond the coverage provided by this Contract nor to extend coverage to Policies that are not the Business Covered hereunder. This Article shall not apply to a sunset provision, if any in this Contract, nor to a commutation made in connection with this Contract.
ARTICLE 18
OFFSET
     The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise and immediately inform the Intermediary accordingly. In the event of the insolvency of any party, offset shall be as permitted by applicable law.
ARTICLE 19
CURRENCY
A. Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.
B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

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ARTICLE 20
FEDERAL EXCISE TAX AND OTHER TAXES
A. To the extent that any portion of the reinsurance premium for this Contract is subject to the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Code) and the Reinsurer is not exempt therefrom, the Reinsurers shall allow for the purpose of paying the Federal Excise Tax, a deduction by the Company of the applicable percentage of the premium payable hereon. In the event of any return of premium becoming due hereunder, the Reinsurers shall deduct the applicable same percentage from the return premium payable hereon and the Company or its agent shall take steps to recover the tax from the United States Government. In the event of any uncertainty, upon the written request of the Company, the Reinsurer will immediately file a certificate signed by a senior corporate officer of the Reinsurer certifying to its entitlement to the exemption from the Federal Excise Tax with respect to one or more transactions.
B. In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian Tax returns or when making tax returns, other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.
ARTICLE 21
ACCESS TO RECORDS
A. The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect (and make reasonable copies) through its designated representatives during the term of this Contract and thereafter, all non-privileged books, records and papers of the Company directly related to any reinsurance hereunder, or the subject matter hereof, provided that if the Reinsurer has ceased active market operations, this right of access shall be subject to that Reinsurer being current in all payments owed the Company that are not currently the subject of a formal dispute (such as the initiation of an Arbitration or Mediation). For the purposes of this Article, “non-privileged” refers to books, records and papers that are not subject to the Attorney-client privilege and Attorney-work product doctrine.
B. “Attorney-client privilege” and “Attorney-work product” shall have the meanings ascribed to each by statute and/or the court of final adjudication in the jurisdiction whose laws govern the substantive law of a claim arising under a Policy reinsured under this Contract.

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C. Notwithstanding anything to the contrary in this Contract, for any claim or Loss under a Policy reinsured under this Contract, should the Reinsurer assert, pursuant to the Common Interest Doctrine (“Doctrine”), that it has the right to examine any document that the Company alleges is subject to the Attorney-client privilege or the Attorney-work product privilege, upon the Reinsurer providing to the Company substantiation of any law which reasonably supports the basis for the Reinsurer’s conclusion that the Doctrine applies and the Doctrine will be upheld as applying between the Company and the Reinsurer as against third parties pursuant to the substantive law(s) which govern the claim or Loss, the Company shall give the Reinsurer access to such document.
D. Notwithstanding any other provision to the contrary, once a claim and all directly related claims are finally settled by the Company, the Reinsurer shall be entitled to review all reasonable and applicable claims records that support a Company request for payment of a claim hereunder for Net Loss for Business Covered hereunder. In the event that the Reinsurer shall have paid an amount for Net Loss to the Company and the records do not support the obligation of the Reinsurer to have paid the claim, the Company shall promptly return any payment made in error.
ARTICLE 22
INSOLVENCY
(This Article shall be deemed to read as required to meet the statutory insolvency clause requirements of the Company.)
A. In the event of insolvency or the appointment of a conservator, liquidator, or statutory successor of the Company, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.
B. Payments by the Reinsurer as above set forth shall be made directly to the Company or to its conservator, liquidator, or statutory successor, except where this Contract specifically provides another payee of such reinsurance or except as

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provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance Laws) in the event of the insolvency of the Company.
C. In the event of the insolvency of the Company, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim any Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
D. Where two (2) or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.
ARTICLE 23
CONFIDENTIALITY
A. The information, data, statements, representations and other materials provided by the Company or the Reinsurer to the other arising from consideration and participation in this Contract whether contained in the reinsurance submission, this Contract, or in materials or discussions arising from or related to this Contract, may contain confidential or proprietary information as expressly indicated by the disclosing party (“Disclosing Party”) in writing from time to time to the other party of the respective parties (“Confidential Information”). This Confidential Information is intended for the sole use of the parties to this Contract (and their affiliates involved in management or operation of assumed reinsurance business, retrocessionaires, prospective retrocessionaires, intermediaries involved in such placements, respective auditors and legal counsel) as may be necessary in analyzing and/or

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accepting a participation in and/or executing their respective responsibilities under or related to this Contract. Disclosing or using Confidential Information relating to this Contract, without the prior written consent of the Disclosing Party, for any purpose beyond (i) the scope of this Contract, (ii) the reasonable extent necessary to perform rights and responsibilities expressly provided for under this Contract, (iii) the reasonable extent necessary to administer, report to and effect recoveries from retrocessional Reinsurers, (iv) the reporting to regulatory or other governmental authorities as may be legally required or (v) persons with a need to know the information, (all of the preceding persons or entities who are legally obligated by either written agreement or otherwise to maintain the confidentiality of the Confidential Information) is expressly forbidden. Copying, duplicating, disclosing, or using Confidential Information for any purpose beyond this expressed purpose is forbidden without the prior written consent of the Disclosing Party.
B. Should a party (“Receiving Party”) receive a third party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information that has been provided by another party to this Contract, the Receiving Party shall make commercially reasonable efforts to provide the Disclosing Party with written notice of any subpoena, summons, or court or governmental order, at least ten (10) days prior to such release or disclosure. Unless the Disclosing Party has given its prior permission to release or disclose the Confidential Information, the Receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the Receiving Party may disclose only that portion of the Confidential Information that it is legally obligated to disclose. However, notwithstanding anything to the contrary in this Contract, in no event, to the extent permitted by law, shall this Article require the Receiving Party not to comply with the subpoena, summons, or court or governmental order.
ARTICLE 24
PRIVACY
A. Privacy Awareness. The Company and the Reinsurer are aware of and in compliance with their responsibilities and obligations under:
1. The Gramm-Leach-Bliley Act of 1999 (the “Act”) and applicable Federal and State laws and regulations implementing the Act. The Company and the Reinsurer will only use non-public personal information as permitted by law; and
2. The applicable provisions of the Health Insurance Portability and

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Accountability Act (“HIPAA”) and the related requirements of any regulations promulgated thereunder including without limitation the Federal Privacy Regulations as contained in 45 CFR Part 160 and 164 (the “Federal Privacy Regulations”). The Company and the Reinsurer will only use protected health information as permitted by law.
B. Non-Disclosure. To the extent required or prohibited by applicable law or regulation, the Reinsurer shall not disclose any (a) non-public personal information or (b) protected health information (as defined in 45 CFR 164.501) it receives from the Company to anyone other than:
1. The Reinsurer, the Reinsurer’s affiliates, legal counsel, auditors, consultants, regulators, rating agencies and any other persons or entities to whom such disclosure is required to effect, administer, or enforce a reinsurance contract; or any retrocessional reinsurance contract applicable to the losses that are the subject of this Contract, or
2. Persons or entities to whom disclosure is required by applicable law or regulation.
C. Non-Public Personal Information. “Non-Public Personal Information” shall for the purpose of this Contract mean financial or health information that personally identifies an individual, including claimants under Policies reinsured under this Contract, and which information is not otherwise available to the public.
ARTICLE 25
ARBITRATION
A. Any and all disputes between the Company and the Reinsurer arising out of, relating to, or concerning this Contract, whether sounding in contract or tort and whether arising during or after termination of this Contract, shall be submitted to the decision of a Board of arbitration composed of two (2) arbitrators and an umpire (“Board”) meeting at a site in the city in which the principal headquarters of the Company are located. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.
B. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later

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than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.
C. The members of the Board shall be impartial, disinterested and not currently representing any party participating in the arbitration, and shall be current or former senior officers of insurance or reinsurance concerns, experienced in the line(s) of business that are the subject of this Contract. The Company and the Reinsurer as aforesaid shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. As time is of the essence, if the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant’s written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two (2) arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request ARIAS U.S. (“ARIAS”) to apply its procedures to appoint an umpire for the arbitration with the qualifications set forth above in this Article. If the use of ARIAS procedures fails to name an umpire, either party may apply to a court of competent jurisdiction to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.
D. The claimant and respondent shall each submit initial briefs to the Board outlining the facts, the issues in dispute and the basis, authority, and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit a reply brief to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.
E. The Board shall make a decision and award with regard to the terms expressed in this Contract, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the insurance and reinsurance business that is the subject of this Contract. Notwithstanding any other provision of this Contract, the Board shall have the right and obligation to consider Underwriting and submission-related documents in any dispute between the parties.

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F. The Board shall be relieved of all judicial formalities and the decision and award shall be based upon a hearing in which evidence shall be allowed though the formal rules of evidence shall not strictly apply. Cross examination and rebuttal shall be allowed. The Board may request a post-hearing brief to be submitted within twenty (20) days of the close of the hearing.
G. The Board shall render its decision and award in writing within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. However, the Board is not authorized to award punitive, exemplary or enhanced compensatory damages.
H. The Board may award (i) interest at a rate not in excess of that set forth in the Article entitled LATE PAYMENTS, calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party, and (ii) applicable Attorneys’ fees and costs.
I. Either party may apply to a court of competent jurisdiction for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. If such an order is issued, the Attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.
J. Except in the event of a consolidated arbitration, each party shall bear the expense of the one arbitrator appointed by or for it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.
K. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses at the arbitration those of its employees, and those of its affiliates as any other participating party reasonably requests, providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive in the opinion of the Board.
L. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole

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discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board.
M. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege, discovery and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.
N. Upon request made to the Board not later than ten (10) days after the umpire’s appointment, the Board may order a consolidated hearing as respects common issues between the Company and all affected Reinsurers participating in this Contract if the Board is satisfied in its discretion that the issues in dispute affect more than one Reinsurer and a consolidated hearing would be in the interest of fairness, and a prompt and cost effective resolution of the issues in dispute.
O. If the parties mutually agree to or the Board orders a consolidated hearing, all other affected participating Reinsurers shall join and participate in the arbitration under time frames established by the Board and will be bound by the Board’s decision and award unless excused by the Board in its discretion. A consolidated hearing shall not result in any change or modification of any Reinsurer’s liability for its participation, that is several, but not joint shall remain the same.
P. Any Reinsurer may decline to actively participate in a consolidated arbitration if in advance of the hearing, that Reinsurer shall file with the Board a written agreement in form satisfactory to the Board to be bound by the decision and award of the Board in the same fashion and to the same degree as if it actively participated in the arbitration.
Q. In the event of an order of consolidation by the Board, the arbitrator appointed by the original Reinsurer shall be subject to being, and may be, replaced within thirty (30) days of the decision to have a consolidated arbitration by an arbitrator named collectively by the Reinsurers or in the absence of agreement, by the Lead Reinsurer, or if there is no Lead Reinsurer involved in the dispute, the Reinsurer with the largest participation in this Contract affected by the dispute. In the event two (2) or more Reinsurers affected by the dispute each have the same largest participation, they shall agree among themselves as to the replacement arbitrator, if any, to be appointed. The umpire shall be the final determiner in the event of any dispute over replacement of that arbitrator. All other aspects of the arbitration shall be conducted as provided for in this Article provided that (1) each

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party actively participating in the consolidated arbitration will have the right to its own attorney, position, and related claims and defenses; (2) each party will not, in presenting its position, be prevented from presenting its position by the position set forth by any other party; and (3) the cost and expense of the arbitration, exclusive of Attorneys’ fees (which will be borne exclusively by the respective retaining party unless otherwise determined by the Board) but including the expense of any stenographer which shall be borne by each party actively participating in the consolidated arbitration or as the Board shall determine to be fair and appropriate under the circumstances.
ARTICLE 26
SERVICE OF SUIT
A. This Article only applies to a Reinsurer domiciled outside of the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company. Furthermore, this Article will not be read to conflict with or override any obligations of the parties to arbitrate their disputes under this Contract. This Article is intended as an aid to compelling arbitration if called for by this Contract or enforcing any such arbitration or arbitral award, not as an alternative to any arbitration provision in this Contract that is applicable for resolving disputes arising out of this Contract.
B. In the event of any dispute, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of any obligation to arbitrate disputes arising from this Contract or the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.
C. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of them upon this Contract, will abide by the final decision of such court or any Appellate Court in the event of an appeal.
D. Service of process in any such suit against the Reinsurer may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, — or in substitution therefore, the Firm identified by the Reinsurer on the Reinsurer’s signature page to this Contract, — (“Firm”) and in any suit instituted, the Reinsurer shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.

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E. The Firm is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.
F. Further, as required by and pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful Attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 27
RESERVES
A. If, at any time during the period of this Contract and thereafter the reinsurance provided by a Reinsurer participating in this Contract does not qualify for full statutory accounting credit for reinsurance by regulatory authorities having jurisdiction over the Company (whether by reason of lack of license, accreditation or otherwise) such that a financial penalty to the Company would result on any statutory statement or report the Company is required to make or file with insurance regulatory authorities (or a court of law in the event of insolvency), the Reinsurer shall secure the Reinsurer’s share of Obligations for which such full statutory credit is not granted by those authorities in a manner, form, and amount acceptable to the Company and to all applicable insurance regulatory authorities in accordance with this Article.
B. The Reinsurer shall secure such Obligations, within thirty (30) days after the receipt of the Company’s written request regarding the Reinsurer’s share of Obligations under this Contract (but not later than December 31) of each year by either:
1. Clean, irrevocable, and unconditional evergreen letter(s) of credit issued and confirmed, if confirmation is required by the applicable insurance regulatory authorities, by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and acceptable to the Company and to insurance regulatory authorities;
2. A trust account meeting at least the standards of New York’s Insurance Regulation 114 and the Insurance Law of the Company’s domiciliary state; or

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3. Cash advances or funds withheld or a combination of both, which will be under the exclusive control of the Company (“Funds Deposit”).
C. The “Obligations” referred to herein means, subject to the preceding paragraphs, the then current (as of the end of each calendar quarter) sum of any:
1. amount of the ceded unearned premium reserve for which the Reinsurer is responsible to the Company;
2. amount of Net Losses and Loss Adjustment Expenses and other amounts paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid;
3. amount of ceded reserves for Net Losses and Loss Adjustment Expenses for which the Reinsurer is responsible to the Company;
4. amount of return and refund premiums paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid.
D. The Company, or its successors in interest, may draw, at any time and from time to time, upon the:
1. Established letter of credit (or subsequent cash deposit);
2. Established trust account (or subsequent cash deposit); or
3. Funds Deposit;
     without diminution or restriction because of the insolvency of either the Company or the Reinsurer for one or more of the following purposes set forth below.
E. Draws shall be made only for the following purposes:
1. To make payment to and reimburse the Company for the Reinsurer’s share of Net Loss and Loss Adjustment Expense and other amounts paid by the Company under its Policies and for which the Reinsurer is responsible under this Contract that is due to the Company but unpaid by the Reinsurer including but not limited to the Reinsurer’s share of premium refunds and returns; and
2. To obtain a cash advance of the entire amount of the remaining balance under any letter of credit in the event that the Company:
a. has received notice of non-renewal or expiration of the letter of credit or trust account;

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b. has not received assurances satisfactory to the Company of any required increase in the amount of the letter of credit or trust account, or its replacement or other continuation of the letter of credit or trust account at least thirty (30) days before its stated expiration date;
c. has been made aware that others may attempt to attach or otherwise place in jeopardy the security represented by the letter of credit or trust account; or
d. has concluded that the trustee or issuing (or confirming) bank’s financial condition is such that the value of the security represented by the letter of credit or trust account may be in jeopardy;
and under any of those circumstances where the Reinsurer’s entire Obligations, or part thereof, under this Contract remain un-liquidated and un-discharged at least thirty (30) days prior to the stated expiration date or at the time the Company learns of the possible jeopardy to the security represented by the letter of credit or trust account.
F. If the Company draws on the letter of credit or trust account to obtain a cash advance, the Company will hold the amount of the cash advance so obtained in the name of the Company in any qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state in trust solely to secure the Obligations referred to above and for the use and purposes enumerated above and to return any balance thereof to the Reinsurer:
1. Upon the complete and final liquidation and discharge of all of the Reinsurer’s Obligations to the Company under this Contract; or
2. In the event the Reinsurer subsequently provides alternate or replacement security consistent with the terms hereof and acceptable to the Company.
G. The Company will prepare and forward at annual intervals or more frequently as determined by the Company, but not more frequently than quarterly to the Reinsurer a statement for the purposes of this Article, showing the Reinsurer’s share of Obligations as set forth above. If the Reinsurer’s share thereof exceeds the then existing balance of the security provided, the Reinsurer will, within fifteen (15) days of receipt of the Company’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, (or subsequent cash deposit), trust account or Funds Deposit to the required amount of the Reinsurer’s share of Obligations set forth in the Company’s statement, but never later than

42.

December 31 of any year. If the Reinsurer’s share thereof is less than the then existing balance of the security provided, the Company will release the excess thereof to the Reinsurer upon the Reinsurer’s written request. The Reinsurer will not attempt to prevent the Company from holding the security provided or Funds Deposit so long as the Company is acting in accordance with this Article. The Company shall pay interest earned on the deposited amounts to the Reinsurers as the parties shall have agreed at the time of the deposit.
H. Any assets deposited to a trust account will be valued according to their current fair market value and will consist only of cash (U.S. legal tender), certificates of deposit issued by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and payable in cash, and investments of the types no less conservative than those specified in Section 1404 (a)(1)(2)(3)(8) and (10) of the New York Insurance Law and which are admitted assets under the Insurance Law of the Company’s domiciliary state. Investments issued by the parent, subsidiary, or affiliate of either the Company or the Reinsurer will not be eligible investments. All assets so deposited will be accompanied by all necessary assignments, endorsements in blank, or transfer of legal title to the trustee in order that the Company may negotiate any such assets without the requirement of consent or signature from the Reinsurer or any other entity.
I. All settlements of account between the Company and the Reinsurer will be made in cash or its equivalent. All income earned and received by the amount held in an established trust account will be added to the principal.
J. The Company’s “successors in interest” will include those by operation of law, including without limitation, any liquidator, rehabilitator, receiver, or conservator.
K. The Reinsurer will take any other reasonable steps that may be required for the Company to take full credit on its statutory financial statements for the reinsurance provided by this Contract.
ARTICLE 28
LATE PAYMENTS
A. Payments from the Reinsurer to the Company for coverage providing pro rata forms of reinsurance shall have a due date as expressed in the Article entitled NOTICE OF LOSS AND LOSS SETTLEMENT. Payments from the Reinsurer to the Company for coverage providing excess of Loss reinsurance shall have as a

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due date the date on which the proof of Loss or demand for payment is received by the Reinsurer. Payment not received within sixty (60) days of the due date shall be deemed overdue (the “Overdue Date”). Payments due from the Reinsurer to the Company will not be considered overdue if the Reinsurer requests, in writing, that such payment be made by drawing on a letter of credit or other similar method of funding that has been established for this Contract, provided that there is an adequate balance in place, and further provided that such advice to draw is received by the Company within the sixty (60) day deadline set forth above. Payments from the Company to the Reinsurer will have a due date as the date specified in this Contract and will be overdue sixty (60) days thereafter. Premium adjustments will be overdue sixty (60) days from the Contract due date or one hundred twenty (120) days after the expiration or renewal date, whichever is greater.
B. In the event that this Contract provides excess of Loss reinsurance, the Company will provide the Reinsurer with a reasonable proof of Loss and a copy of the claim adjuster’s report(s) or any other reasonable evidence of indemnification. If subsequent to receipt of this evidence, the information contained therein is unreasonably insufficient or not in substantial accordance with the contractual conditions of this Contract, then the payment due date as specified above will be deemed to be the date upon which the Reinsurer received the additional information necessary to approve payment of the claim and the claim is presented in a reasonably acceptable manner. This paragraph is only for the purpose of establishing when a claim payment is overdue, and will not alter the provisions of the Article entitled NOTICE OF LOSS AND LOSS SETTLEMENT or other pertinent contractual stipulations of this Contract.
C. If payment is made of overdue amounts within thirty (30) days of the Overdue Date, overdue amounts will bear simple interest from the Overdue Date at a rate determined by the annualized one month London Interbank Offered Rate for the first business day of the calendar month in which the amount becomes overdue, as published in The Wall Street Journal, plus two hundred (200) basis points to be calculated weekly. If payment is made of overdue amounts more than thirty (30) days after the due date, overdue amounts will bear simple interest from the Overdue Date at a rate determined by the annualized one month London Interbank Offered Rate for the first business day of the calendar month in which the amount becomes overdue, as published in The Wall Street Journal, plus four hundred (400) basis points to be calculated on a weekly basis, but in no event less than eight percent (8%) simple interest. If the sum of the compensating additional amount computed in respect of any overdue payment is less than one quarter of one percent (0.25%) of the amount overdue, or one thousand dollars ($1,000), whichever is greater, and/or the overdue period is one week or less, then the interest amount shall be waived. The basis point

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standards referred to above shall be doubled if the late payment is due from a Reinsurer who is no longer an active reinsurance market. Interest shall cease to accrue upon the party’s payment of an overdue amount to the Intermediary.
ARTICLE 29
MODE OF EXECUTION
A. This Contract may be executed by:
1. an original written ink signature of paper documents;
2. an exchange of facsimile copies showing the original written ink signature of paper documents;
3. electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.
B. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract.
ARTICLE 30
VARIOUS OTHER TERMS
A. This Contract shall be binding upon and inure to the benefit of the Company and Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned by either party without the prior written consent of the other which consent may be withheld by either party in its sole unfettered discretion. This provision shall not be construed to preclude the assignment by the Company of reinsurance recoverables to another party for collection.
B. The territorial limits of this Contract shall be identical with those of the Company’s Policies.
C. This Contract shall constitute the entire agreement between the parties with respect to the Business Covered hereunder. There are no understandings between the parties other than as expressed in this Contract. Any change or modification of

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this Contract shall be null and void unless made by amendment to the Contract and signed by both parties.
D. Except as may be provided in the Article entitled ARBITRATION, this Contract shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, exclusive of that state’s rules with respect to conflicts of law.
E. The headings preceding the text of the Articles and paragraphs of this Contract are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Contract.
F. This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract.
G. If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.
H. The failure of the Company or Reinsurer to insist on strict compliance with this Contract or to exercise any right or remedy shall not constitute a waiver of any rights contained in this Contract nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising any remedy.
I. Each party shall be excused for any reasonable failure or delay in performing any of its respective obligations under this Contract, if such failure or delay is caused by Force Majeure. “Force Majeure” shall mean any act of God, strike, lockout, act of public enemy, any accident, explosion, fire, storm, earthquake, flood, drought, peril of sea, riot, embargo, war or foreign, federal, state or municipal order or directive issued by a court or other authorized official, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event; provided, however, that no such Force Majeure circumstance or event shall excuse any failure or delay beyond a period exceeding thirty (30) days from the date such performance would have been due but for such circumstance or event.
J. All Articles of this Contract shall survive the termination of this Contract until all obligations between the parties have been finally settled.
K. This Contract may be executed by the parties hereto in any number of

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counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
L. Whenever the word “Company” is used in this Contract, such term shall mean each and all affiliated companies which are or may hereafter be under common control provided notice be given to the Reinsurers of any newly affiliated companies which may hereafter come under common control as soon as practicable, with full particulars as to how such affiliation is likely to affect this Contract. In the event that either party maintains that such affiliation calls for altering the terms of this Contract and an agreement for alteration not being arrived at, then the Business Covered of such newly affiliated company is covered at existing terms for a period not to exceed (90) ninety days after notice by either party that it does not wish to cover the business of the newly affiliated company at the existing terms.
M. The term “Reinsurer” shall refer to each Reinsurer participating severally and not jointly in this Contract. The subscribing (Re)insurers’ obligations under contracts of (re)insurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing (Re)insurers are not responsible for the subscription of any co-subscribing (Re)insurer who for any reason does not satisfy all or part of its obligations.
N. For purposes of sending and receiving notices and payments required by this Contract other than in respect of the Articles entitled SERVICE OF SUIT and RESERVES herein, the reinsured company that is set forth first in the definition of “Company” is deemed the agent of all other reinsured companies referenced herein. In no event, however, shall any reinsured company be deemed the agent of another with respect to the terms of the Article entitled INSOLVENCY.
O. Whenever the content of this Contract requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural. This Contract shall be construed without regard to any presumption or other rule requiring construction against the party causing this Contract to be drafted.
P. The Company shall furnish the Reinsurer, in accordance with regulatory requirements, periodic reporting of premiums and losses that relate to the Business Covered in this Contract as may be needed for Reinsurers’ completion of financial statements to regulatory authorities.

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Q. When so requested in writing, the Company shall afford the Reinsurer or its representatives an opportunity to be associated with the Company, at the expense of the Reinsurer, in the defense of any claim, suit or proceeding involving this reinsurance, and the Company and the Reinsurer shall cooperate in every respect in the defense of such claim, suit or proceeding, provided the Company shall have the right to make any decision in the event of disagreement over any matter of defense or settlement.
ARTICLE 31
INTERMEDIARY
     A. Towers Perrin Forster & Crosby, Inc. (“Towers Perrin”) is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurers through Reinsurance a business of Towers Perrin, Centre Square East, 1500 Market Street, Philadelphia, Pennsylvania, 19102-4790. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurers. Payments by the Reinsurers to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.
     B. Whenever notice is required within this Contract, such notice may be given by certified mail, registered mail, or overnight express mail. Notice shall be deemed to be given on the date received by the receiving party.

1.

NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE
U.S.A. (BRMA 35A)
1. This reinsurance does not cover any Loss or liability accruing to the Company as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.
2. Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance all the original policies of the Company (new, renewal and replacement) of the classes specified in Clause II of this paragraph 2 from the time specified in Clause III in this paragraph 2 shall be deemed to include the following provision (specified as the Limited Exclusion Provision).
     Limited Exclusion Provision*
I.	It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph 2 shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Company on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.
3. Except for those classes of policies specified in Clause II of paragraph 2 and without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Company (new, renewal and replacement) affording the following coverages:
Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad), Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)
shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph 3, the following provision (specified as the Broad Exclusion Provision):
Broad Exclusion Provision*
I.	It is agreed that the policy does not apply:
Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief (first aid (bodily injury, sickness, disease or death to expenses incurred with respect to (bodily Injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.
III.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material, if

2.

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured, or (2) has been discharged or dispersed therefrom;
(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the (injury, sickness, disease, death or destruction (bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility (property damage to such nuclear facility and any property thereat.
IV.	As used in this endorsement:
“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means:
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;
(With respect to injury to or destruction of property, the word “injury” or “destruction” (“property damage” includes all forms of radioactive contamination of property. (includes all forms of radioactive contamination of pioperty.
V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph 3, whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph 3 shall not be applicable to:
(a)	Garage and Automobile Policies issued by the Company on New York risks, or

(b)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
4. Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that paragraphs 2 and 3 above are not applicable to original liability policies of the Company in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.
*NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

1.

NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE —
REINSURANCE (BRMA 35B)
1. This reinsurance does not cover any Loss or liability accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.
2. Without in any way restricting the operation of paragraph (1) of this Clause, this reinsurance does not cover any Loss or liability accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential Loss arising out of such Physical Damage) to:
I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this reinsurance does not cover any Loss or liability by radioactive contamination accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate:
(a)	where Company does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

2.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this reinsurance does not cover any Loss or liability by radioactive contamination accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.
5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Company to be the primary hazard.
6. The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.
7. Company to be sole judge of what constitutes:
(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Notes:	Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that:
(a)	All policies issued by the Company on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	With respect to any risk located in Canada policies issued by the Company on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

INFORMATION TECHNOLOGY HAZARDS CLARIFICATION CLAUSE
Losses arising directly or indirectly, out of:
(i)	Loss of, alteration of, or damage to
or
(ii)	a reduction in the functionality, availability or operation of a computer system, hardware, program, software, data, information repository, microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the policyholder of the reinsured or not, do not in and of themselves constitute an event unless arising out of one or more of the following perils:
fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.